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Exhibit 23a to 2002 10-K

                         Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-69633) pertaining to the Convergys Corporation Employee Stock Purchase Plan, in the Registration Statement (Form S-8 No. 333-86137) pertaining to the Convergys Corporation Canadian Employee Share Purchase Plan, in the Registration Statement (Form S-3 No. 333-63922) pertaining to the registration of 7,666,360 of Convergys Corporation common shares, in the Registration Statement (Form S-8 No. 333-66992) pertaining to the Geneva Technology Limited Unapproved Share Option Scheme 1998, in the Registration Statement (Form S-3 No. 82394) pertaining to the registration of 7,243,401 of Convergys Corporation common shares, in the Registration Statement (Form S-8 No. 333-96727) pertaining to the Convergys Corporation 1998 Long Term Incentive Plan, in the Registration Statement (Form S-8 No. 333-96729) pertaining to the Convergys Corporation Deferred Compensation and Option Gain Deferral Plan for Non-Employee Directors, in the Registration Statement (Form S-8 No. 333-96733) pertaining to the Convergys Corporation Retirement and Savings Plan, in the Registration Statement (Form S-8 No. 333-96735) pertaining to the Convergys Corporation Executive Deferred Compensation Plan, of our report dated February 3, 2003, except for
Note 18 as to which the date is February 25, 3002, with respect to the consolidated financial statements and schedule of Convergys Corporation included in this Annual Report (Form 10-K) for the year ended December 31, 2002.


/s/ Ernst & Young LLP
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Ernst & Young LLP
Cincinnati, Ohio
March 6, 2003